AMENDMENT NO. [1] TO [AMENDED AND RESTATED] TRANSFER AGENCY AND
                            ADMINISTRATIVE AGREEMENT

THIS AMENDMENT is made as of the 24th day of July, 2002, between Accessor Funds, Inc. a Maryland corporation (the "Fund") and Accessor Capital Management, LP ("Accessor"), a Washington limited partnership. The parties hereby amend their [Amended and Restated] Transfer Agency and Administrative Agreement dated as of December 1, 1995 ("Agreement"), as set forth below.

WHEREAS, the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (together, the "BSA"), requires the Fund to develop and implement an anti-money laundering program; and

WHEREAS, the Fund has adopted the anti-money laundering program ("AML Program") set forth in Schedule 1 hereto, as it may be amended from time to time; and

WHEREAS, the regulations under the BSA permit a mutual fund to contractually delegate the implementation of a fund's anti-money laundering program to a service provider; pursuant to that authority, the Fund wishes to delegate the implementation of certain aspects of its AML Program to Accessor; and

WHEREAS, Accessor is willing to perform such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective immediately as of the date first written above.

2. DELEGATION. The Fund hereby delegates to Accessor, and Accessor hereby accepts, implementation of certain aspects of the Fund's AML Program, as further set out in the AML Program, including provisions relating to:
        (i) No Cash Policy; (ii) Check Acceptance Policy; (iii) Customer Identification Program and Risk Assessment; (iv) Suspicious Activity Monitoring and Reporting; (v) Recordkeeping; and (vi) Education and Training of Accessor Personnel. Accessor further agrees to cooperate with the Fund's Anti-Money Laundering Compliance Officer with respect to Accessor's performance of its responsibilities under this Agreement.

3. REPRESENTATION AND WARRANTIES BY ACCESSOR. Accessor hereby represents and warrants that:

     a. Accessor has received a copy of the Fund's AML Program and undertakes to perform all delegated responsibilities thereunder;

     b. Accessor has adopted and will maintain a written anti-money laundering program that includes policies and procedures that enable it to perform its responsibilities under this Agreement;

     c. Accessor has provided a copy of its anti-money laundering program to the Fund; and

     d. Accessor will pre-clear any amendment to its anti-money laundering program with the Fund.

4. REPRESENTATIONS OF WARRANTIES BY THE FUND. The Fund hereby represents and warrants that:

     a. The Fund will promptly provide Accessor any amendment(s) to the Fund's AML Program, which will be subject to the terms of this Agreement upon delivery to Accessor.

5. REPORTS. Accessor will provide a copy of the results of any audits, or any exam carried out by federal examiners, with respect to its anti-money laundering program to the Fund.

6. CONSENT OF EXAMINATION. Accessor hereby consents to: (i) provide the federal examiners information and records relating to the Fund's AML Program maintained by Accessor upon request by federal examiners or the Fund; and (ii) the inspection of Accessor by federal examiners for purposes of the Fund's AML Program.

7. WAIVER. No waiver of any provision of this Agreement shall be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement and shall not constitute a permanent or future waiver of such provision.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ACCESSOR CAPITAL MANAGEMENT LP                 ACCESSOR FUNDS, INC.



By  __________________________                 By  __________________________


Name:                                          Name:


Title:                                         Title: